Exhibit j

CUSTODY AGREEMENT

AGREEMENT, dated as of                      between Solar Capital Ltd., a Maryland corporation having its principal office and place of business at 500 Park Avenue, 5th Floor, New York, NY 10022 (the “Company”) and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business having its principal office and place of business at One Wall Street, New York, New York 10286 (“Custodian”).

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth the Company and Custodian agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1. “Authorized Person” shall be any person, whether or not an officer or employee of the Company, duly authorized by the Company’s board to execute any Certificate or to give any Oral Instruction and/or Written Instruction with respect to one or more Accounts, such persons to be designated in a Certificate annexed hereto as Schedule I hereto or such other Certificate as may be received by Custodian from time to time.

2. “BNY Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

3. “Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for receiving and delivering securities, its successors and nominees.

4. “Business Day” shall mean any day on which Custodian and relevant Depositories are open for business.

5. “Certificate” shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to Custodian, which is actually received by Custodian by letter or facsimile transmission and signed on behalf of the Company by an Authorized Person or a person reasonably believed by Custodian to be an Authorized Person.

6. “Certificated Security” shall mean a promissory note or other debt obligation or a warrant or similar right to purchase shares, each in physical form and from time to time contained in a Loan Document File (as hereinafter defined) or otherwise delivered to Custodian pursuant to this Agreement or held at a Subcustodian.

7. “Composite Currency Unit” shall mean the Euro or any other composite currency unit consisting of the aggregate of specified amounts of specified currencies, as such unit may be constituted from time to time.

8. “Depository” shall include (a) the Book-Entry System, (b) the Depository Trust Company, (c) any other clearing agency or securities depository registered with the Securities and Exchange Commission identified to the Company from time to time, and (d) the respective successors and nominees of the foregoing.

9. “Foreign Depository” shall mean (a) Euroclear, (b) Clearstream Banking, societe anonyme, (c) each Eligible Securities Depository as defined in Rule 17f-7 under the Investment Company Act of 1940, as amended, identified to the Company from time to time, and (d) the respective successors and nominees of the foregoing.

10. “Company Investments” shall mean investments by the Company in Loans, notes, bonds, debentures, mutual funds, and other investment in private or public companies and/or collective investment vehicles.

11. “Written Instructions” shall mean written communications actually received by Custodian by S.W.I.F.T., letter, facsimile transmission, or other method or system specified by Custodian (and which Company elects to use) as available for use in connection with the services hereunder.

12. “Loan Document File” shall mean a hard copy file, which the Company represents contains Loan Documents (as hereinafter defined), delivered to and received by Custodian hereunder.

13. “Loan Documents” shall mean all documents and instruments relating to any Loans (as hereinafter defined), including, without limitation, loan or credit agreements, assignment and acceptance agreements, promissory notes, deeds, mortgages and security agreements contained in a Loan Document File.

14. “Loans” shall mean loans or loan commitments by the Company to its borrowers.

15. “Oral Instructions” shall mean verbal instructions received by Custodian from an Authorized Person or from a person reasonably believed by Custodian to be an Authorized Person.

16. “SACA” shall have the meaning provided in Section 2 of Article VI.

17. “Securities” shall mean any common stock and other equity securities, bonds, debentures, Company Investments, promissory notes and other debt securities and warrants or any instruments representing rights to receive, purchase, or subscribe for the same, or representing any other rights or interests therein whether constituting a Certificated Security or held in book-entry form in a Depository or a Foreign Depository.

18. “Subcustodian” shall mean a bank (including any branch thereof) or other financial institution (other than a Foreign Depository) located outside the U.S. which is utilized by Custodian in connection with the purchase, sale or custody of Securities hereunder and identified to the Company from time to time, and their respective successors and nominees.

“Uncertificated Securities” shall mean any Securities which are not Certificated Securities.

ARTICLE II

APPOINTMENT OF CUSTODIAN; ACCOUNTS;

REPRESENTATIONS, WARRANTIES, AND COVENANTS

1. (a) The Company hereby appoints Custodian as custodian of all Securities, cash and Loan Documents at any time delivered to Custodian during the term of this Agreement. Except as otherwise agreed, Certificated Securities shall be held in registered form in the Company’s name. Custodian hereby accepts such appointment and agrees to establish and maintain one or more securities accounts and cash accounts in which Custodian will hold Securities and cash and Loan Document Files as provided herein. Such accounts (each, an “Account”; collectively, the “Accounts”) shall be in the name of the Company. All Loan Document Files (and any Certificated Securities that may be contained therein) shall be maintained and held by Custodian in its vaults or the vaults of a Subcustodian.

(b) Custodian may from time to time establish on its books and records such sub-accounts within each Account as the Company and Custodian may agree upon (each a “Special Account”), and Custodian shall reflect therein such assets as the Company may specify in a Certificate or Written Instructions.

(c) Custodian may from time to time establish pursuant to a written agreement with and for the benefit of a broker, dealer, future commission merchant or other third party identified in a Certificate or Written Instructions such accounts on such terms and conditions as the Company and Custodian shall agree, and Custodian shall transfer to such account such Securities and money as the Company may specify in a Certificate or Written Instructions.

2. (a) The Company hereby represents and warrants, which representations and warranties shall be continuing and shall be deemed to be reaffirmed upon each delivery of a Certificate or each giving (or acceptance, as applicable) of Oral or Written Instructions by the Company, that:

(b) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(c) This Agreement has been duly authorized, executed and delivered, constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(d) It is, based on its knowledge and reasonable belief, conducting its business in substantial compliance with all applicable laws and requirements, both state and federal, and has obtained, based on its knowledge and reasonable belief, all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(e) It will not knowingly use the services provided by Custodian hereunder in any manner that is, or will result in, a violation of any law, rule or regulation applicable to the Company;

(f) To the extent applicable, its board or its foreign custody manager, as defined in Rule 17f-5 under the Investment Company Act of 1940, as amended (the “40 Act”), has determined that use of each Subcustodian (including any Replacement Custodian) which Custodian is authorized to utilize in accordance with Section 1(a) of Article III hereof satisfies the applicable requirements of the 40 Act and Rule 17f-5 thereunder;

(g) To the extent applicable, the Company or its investment adviser has determined that the custody arrangements of each Foreign Depository provide reasonable safeguards against the custody risks associated with maintaining assets with such Foreign Depository within the meaning of Rule 17f-7 under the 40 Act;

(h) It is fully informed of the protections and risks associated with various methods of transmitting Instructions and Oral Instructions and delivering Certificates to Custodian, shall, and shall cause each Authorized Person, to safeguard and treat with extreme care any user and authorization codes, passwords and/or authentication keys, understands that there may be more secure methods of transmitting or delivering the same than the methods selected by it, agrees that the security procedures (if any) to be followed in connection therewith provide a commercially reasonable degree of protection in light of its particular needs and circumstances, and acknowledges and agrees that Instructions need not be reviewed by Custodian, may conclusively be presumed by Custodian to have been given by person(s) duly authorized, and may be acted upon as given;

(i) Reserved;

(j) Its transmission or giving of, and Custodian acting upon and in reliance on, Certificates or Written Instructions pursuant to this Agreement shall at all times comply with the 40 Act;

(k) It shall not make any cash disbursement which it knows is in furtherance of an unlawful activity;

(l) It has the right to make the pledge and grant the right of setoff/security interest and security entitlement to Custodian contained in Section 1 of Article V hereof, free of any right of redemption or prior claim of any other person or entity, such pledge and such grant(s) shall (subject to the SACA) have a first priority subject to no setoffs, counterclaims, or other liens or grants prior to or on a parity therewith (other than the SACA), and it shall take such additional steps as Custodian may require to assure such priority; and

(xii) Each Loan Document File delivered to Custodian hereunder shall contain all relevant Loan Documents pertaining to the Loan to which it relates.

3. The Company hereby covenants that it shall from time to time complete and execute and deliver to Custodian upon Custodian’s request a Form FR U-1 (or successor form) whenever the Company borrows from Custodian any money to be used for the purchase or carrying of margin stock as defined in Federal Reserve Regulation U.

ARTICLE III

CUSTODY OF SECURITIES AND RELATED SERVICES

1. (a) Subject to the terms hereof, the Company hereby authorizes Custodian to hold any Securities received by it from time to time for the Company’s account. Custodian shall be entitled to utilize, subject to subsection (c) of this Section 1, Depositories, Subcustodians, and, subject to subsection (d) of this Section 1, Foreign Depositories, to the extent possible in connection with its performance hereunder. Uncertificated Securities and cash held in a Depository or Foreign Depository will be held subject to the rules, terms and conditions of such entity. Securities and cash held through Subcustodians shall be held subject to the terms and conditions of Custodian’s agreements with such Subcustodians. Securities and cash held through Subcustodians shall be held subject to the terms and conditions of Custodian’s agreements with such Subcustodians, which will require the Subcustodian at a minimum to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Company’s foreign assets in the relevant market would exercise, in performing the delegated responsibility. Subcustodians may be authorized to hold Uncertificated Securities in Foreign Depositories in which such Subcustodians participate. Unless otherwise required by local law or practice or a particular subcustodian agreement, Uncertificated Securities deposited with a Subcustodian, a Depositary or a Foreign Depository will be held in a commingled account, in the name of Custodian, holding only Securities held by Custodian as custodian for its customers. Custodian shall identify on its books and records the Securities, cash and other assets belonging to the Company, whether held directly or indirectly through Depositories, Foreign Depositories, or Subcustodians. Custodian shall, directly or indirectly through Subcustodians, Depositories, or Foreign Depositories, endeavor, to the extent feasible, to hold Securities in the country or other jurisdiction in which the principal trading market for such Securities is located, where such Securities are to be presented for cancellation and/or payment and/or registration, or where such Securities are acquired. Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian (the “Replacement Subcustodian”). In the event Custodian selects a Replacement Subcustodian, Custodian shall not utilize such Replacement Subcustodian until after the Company or foreign custody manager has determined that utilization of such Replacement Subcustodian satisfies the requirements of the 40 Act and Rule 17f-5 thereunder.

(b) Unless Custodian has received a Certificate or Written Instructions to the contrary, Custodian shall hold Securities indirectly through a Subcustodian only if (i) the Securities are not subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors or operators, including a receiver or trustee in bankruptcy or similar authority, except for a claim of payment for the safe custody or administration of Securities on behalf of the Company by such Subcustodian, and (ii) beneficial ownership of the Securities is freely transferable without the payment of money or value other than for safe custody or administration.

(c) With respect to each Depository and Subcustodian, Custodian (i) shall exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Uncertificated Securities or financial assets deposited or held in such Depository and Subcustodian, and (ii) will provide, promptly upon request by the Company, such reports as are available concerning the internal accounting controls and financial strength of Custodian.

(d) With respect to each Foreign Depository, Custodian shall exercise reasonable care, prudence, and diligence (i) to provide the Company with an analysis of the custody risks associated with maintaining assets with the Foreign Depository, and (ii) to monitor such custody risks on a continuing basis and promptly notify the Company of any material change in such risks. The Company acknowledges and agrees that such analysis and monitoring shall be made on the basis of, and limited by, information gathered from Subcustodians or through publicly available information otherwise obtained by Custodian, and shall not include any evaluation of Country Risks. As used herein the term “Country Risks” shall mean with respect to any Foreign Depository: (a) the financial infrastructure of the country in which it is organized, (b) such country’s prevailing custody and settlement practices, (c) nationalization, expropriation or other governmental actions, (d) such country’s regulation of the banking or securities industry, (e) currency controls, restrictions, devaluations or fluctuations, and (f) market conditions which affect the order execution of securities transactions or affect the value of securities.

2. Custodian shall furnish the Company with an advice of daily transactions (including a confirmation of each transfer of Securities) and a monthly summary of all transfers to or from the Accounts. The Company may elect to receive advices, confirmations, reports or statements electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, Customer acknowledges that such transmissions are not encrypted and therefore are insecure. Custodian and Customer each agree to use reasonable efforts to prevent the transmission of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the other party’s computer systems.

3. With respect to all Uncertificated Securities held hereunder, Custodian shall, unless otherwise instructed to the contrary:

(a) Receive all income and other payments and advise the Company as promptly as practicable of any such amounts due but not paid;

(b) Present for payment and receive the amount paid upon all Uncertificated Securities which may mature and advise the Company as promptly as practicable of any such amounts due but not paid;

(c) Forward to the Company copies of all information or documents that it may actually receive from an issuer of Uncertificated Securities which, in the reasonable opinion of Custodian, are intended for the beneficial owner of Uncertificated Securities;

(d) Execute, as custodian, any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;

(e) Hold directly or through a Depository, a Foreign Depository, or a Subcustodian all rights and similar Securities issued with respect to any Securities credited to an Account hereunder; and

(f) Endorse for collection checks, drafts or other negotiable instruments.

(g)(i) Custodian shall notify the Company of rights or discretionary actions with respect to Uncertificated Securities held hereunder, and of the date or dates by when such rights must be exercised or such action must be taken, provided that Custodian has actually received, from the issuer or the relevant Depository (with respect to Uncertificated Securities issued in the United States) or from the relevant Subcustodian, Foreign Depository, or a nationally or internationally recognized bond or corporate action service to which Custodian subscribes, timely notice of such rights or discretionary corporate action or of the date or dates such rights must be exercised or such action must be taken. Absent actual receipt of such notice, Custodian shall have no liability for failing to so notify the Company.

(ii) Whenever Uncertificated Securities (including, but not limited to, warrants, options, tenders, options to tender or non-mandatory puts or calls) confer discretionary rights on the Company or provide for discretionary action or alternative courses of action by the Company, the Company shall be responsible for making any decisions relating thereto and for directing Custodian to act. In order for Custodian to act, it must receive the Company’s Certificate or Written Instructions at Custodian’s offices, addressed as Custodian may from time to time request, not later than noon (New York time) at least two (2) Business Days prior to the last scheduled date to act with respect to such Uncertificated Securities (or such earlier date or time as Custodian may specify to the Company). Absent Custodian’s timely receipt of such Certificate or Written Instructions, Custodian shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Uncertificated Securities.

(h) All voting rights with respect to Uncertificated Securities, however registered, shall be exercised by the Company or its designee. Custodian will make available to the Company proxy voting services upon the request of, and for the jurisdictions selected by, the Company in accordance with terms and conditions to be mutually agreed upon by Custodian and the Company.

(i) Custodian shall promptly advise the Company upon Custodian’s actual receipt of notification of the partial redemption, partial payment or other action affecting less than all Uncertificated Securities of the relevant class. If Custodian, any Subcustodian, any Depository, or any Foreign Depository holds any Uncertificated Securities in which the Company has an interest as part of a fungible mass, Custodian, such Subcustodian, Depository, or Foreign Depository may select the Uncertificated Securities to participate in such partial redemption, partial payment or other action in any non-discriminatory manner that it customarily uses to make such selection.

4. With respect to all Certificated Securities held hereunder, the Company shall, unless otherwise agreed in writing to the contrary:

(a) Cause the issuer of any Certificated Security to deposit with Custodian (by means of a check or draft payable to Custodian or its nominee or by wire transfer) all income and other payments or distributions on or with respect to such Certificated Security and advise Custodian in a Certificate of the amount to be received and if such amount relates to a particular Loan Document File, the identity of such Loan Document File;

(b) Direct Custodian in a detailed Certificate to present for payment on the date and at the address specified therein the Certificated Securities specified therein whether at maturity or for redemption, and to hold hereunder such amounts paid on or with respect to such particular Certificated Securities as Custodian may receive;

(c) Obtain and execute any certificates of ownership, affidavits, declarations or other certificates under any tax laws now or hereafter in effect in connection with the collection of bond and note coupons;

(d) Cause the issuer to deposit with Custodian to be held hereunder such additional Certificated Securities or rights as may be issued with respect to any Certificated Securities credited to an Account hereunder and advise Custodian in a detailed Certificate, if the Certificated Securities are to be held in a particular Loan Document File;

(e) Be solely responsible for the exercise of rights or discretionary actions with respect to Certificated Securities held hereunder; and

(f) Exercise all voting rights with respect to Certificated Securities.

5. Custodian shall have no duty or obligation to notify the Company of any rights or discretionary corporate action relating to a Certificated Security nor shall Custodian have any responsibility or liability in connection with the exercise of such rights or discretionary actions. Custodian shall have no duty or obligation to notify the Company of any proxy solicitation with respect to a Certificated Security nor shall Custodian have any responsibility or liability relating to such proxy voting.

6. Custodian shall not under any circumstances accept bearer interest coupons which have been stripped from United States federal, state or local government or agency securities unless explicitly agreed to by Custodian in writing.

7. The Company shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), with respect to any cash, Securities or Loan Document Files held on behalf of the Company or any transaction related thereto. The Company shall indemnify Custodian and each Subcustodian for the amount of any Tax that Custodian, any such Subcustodian or any other withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of the Company (including any payment of Tax required by reason of an earlier failure to withhold). Custodian shall, or shall instruct the applicable Subcustodian or other withholding agent to, withhold the amount of any Tax which is required to be withheld under applicable law upon collection of any dividend, interest or other distribution made with respect to any Uncertificated Security and any proceeds or income from the sale, loan or other transfer of any Uncertificated Security. In the event that Custodian or any Subcustodian is required under applicable law to pay any Tax on behalf of the Company, Custodian is hereby authorized to withdraw cash from any cash account in the amount required to pay such Tax and to use such cash, or to remit such cash to the appropriate Subcustodian or other withholding agent, for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in all cash accounts is not sufficient to pay such Tax, Custodian shall promptly notify the Company of the additional amount of cash (in the appropriate currency) required, and the Company shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Custodian as specified herein. In the event that Custodian reasonably believes that Company is eligible, pursuant to applicable law or to the provisions of any tax treaty, for a reduced rate of, or exemption from, any Tax which is otherwise required to be withheld or paid on behalf of the Company under any applicable law, Custodian shall, or shall instruct the applicable Subcustodian or withholding agent to, either withhold or pay such Tax at such reduced rate or refrain from withholding or paying such Tax, as appropriate; provided that Custodian shall have received from the Company all documentary evidence of residence or other qualification for such reduced rate or exemption required to be received under such applicable law or treaty. In the event that Custodian reasonably believes that a reduced rate of, or exemption from, any Tax is obtainable only by means of an application for refund, Custodian and the applicable Subcustodian shall have no responsibility for the accuracy or validity of any forms or documentation provided by the Company to Custodian hereunder. The Company hereby agrees to indemnify and hold harmless Custodian and each Subcustodian in respect of any liability arising from any underwithholding or underpayment of any Tax which results from the inaccuracy or invalidity of any such forms or other documentation, and such obligation to indemnify shall be a continuing obligation of the Company, its successors and assigns notwithstanding the termination of this Agreement.

8. (a) For the purpose of settling Securities transactions, transactions relating to Loan Document Files and foreign exchange transactions, the Company shall provide Custodian with sufficient immediately available funds for all transactions by such time and date as conditions in the relevant market dictate. As used herein, “sufficient immediately available funds” shall mean either (i) sufficient cash denominated in U.S. dollars to purchase the necessary foreign currency, or (ii) sufficient applicable foreign currency, to settle the transaction. Custodian shall provide the Company with immediately available funds each day which result from the actual settlement of all sale transactions, based upon advices received by Custodian from Subcustodians, Depositories, and Foreign Depositories. Such funds shall be in U.S. dollars or such other currency as the Company may specify to Custodian.

(b) Any foreign exchange transaction effected by Custodian in connection with this Agreement may be entered with Custodian or a BNY Affiliate acting as principal or otherwise through customary banking channels. The Company may issue a standing Certificate or Written Instructions with respect to foreign exchange transactions, but Custodian may establish rules or limitations concerning any foreign exchange facility made available to the Company. The Company shall bear all risks of investing in Securities or holding cash denominated in a foreign currency.

(c) To the extent that Custodian has agreed to provide pricing or other information services for Securities hereunder (other than Certificated Securities contained in a Loan Document File), Custodian is authorized to utilize any vendor (including brokers and dealers of Securities) reasonably believed by Custodian to be reliable to provide such information. The Company understands that certain pricing information with respect to complex financial instruments (e.g., derivatives) may be based on calculated amounts rather than actual market transactions and may not reflect actual market values, and that the variance between such calculated amounts and actual market values may or may not be material. Where vendors do not provide information for particular Securities or other property, an Authorized Person may advise Custodian in a Certificate regarding the fair market value of, or provide other information with respect to, such Securities or property as determined by it in good faith. Custodian shall not be liable for any loss, damage or expense incurred as a result of errors or omissions with respect to any pricing or other information utilized by Custodian hereunder.

9. Except as otherwise provided by law, no person (other than an officer or employee of Custodian or a Subcustodian) shall be authorized or permitted to have access to the Securities, Loan Document Files and Loan Documents held in custody hereunder, except pursuant to a resolution of the Company’s board of directors. Each such resolution shall designate not more than five persons who shall be either officers or employees of the Company and shall provide that access to such Securities, Loan Document Files and Loan Documents shall be limited to two or more such persons jointly, at least one of whom shall be an officer of the Company; except that access to such Securities, Loan Document Files and Loan Documents shall be permitted to the Company’s independent public accountants, , jointly with any two persons so designated or with an officer or employee of Custodian. Loan Documents, Loan Document Files and Certificated Securities may be withdrawn from custody hereunder only pursuant to a resolution of the Company’s board of directors in connection with the sale, exchange, redemption, maturity or conversion, the exercise of warrants or rights, assents to changes in terms of a Loan or a Certificated Security or other transaction necessary or appropriate in the ordinary course of business relating to the management of Loans and Certificated Securities.

10. Until such time as Custodian receives a Certificate to the contrary with respect to a particular Uncertificated Security, Custodian may not release the identity of the Company to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985. With respect to Securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the Securities are located.

ARTICLE IV

PURCHASE AND SALE OF SECURITIES;

CREDITS TO ACCOUNT

1. Promptly after each purchase or sale of Securities by the Company, the Company shall deliver to Custodian a Certificate or Written Instructions, or with respect to a purchase or sale of a Security generally required to be settled on the same day the purchase or sale is made, Oral Instructions specifying all information Custodian may reasonably request to settle such purchase or sale. Custodian shall account for all purchases and sales of Securities on the actual settlement date unless otherwise agreed by Custodian.

2. The Company understands that when Custodian is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment therefor may not be completed simultaneously. Notwithstanding any provision in this Agreement to the contrary, settlements, payments and deliveries of Securities may be effected by Custodian or any Subcustodian in accordance with the customary or established securities trading or securities processing practices and procedures in the jurisdiction in which the transaction occurs, including, without limitation, delivery to a purchaser or dealer therefor (or agent) against receipt with the expectation of receiving later payment for such Securities. The Company assumes full responsibility for all risks, including, without limitation, credit risks, involved in connection with such deliveries of Securities.

3. Custodian may, as a matter of bookkeeping convenience or by separate agreement with the Company, credit the Account with the proceeds from the sale, redemption or other disposition of Securities or interest, dividends or other distributions payable on Securities prior to its actual receipt of final payment therefor. All such credits shall be conditional until Custodian’s actual receipt of final payment and may be reversed by Custodian to the extent that final payment is not received. Payment with respect to a transaction will not be “final” until Custodian shall have received immediately available funds which under applicable local law, rule and/or practice are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction.

ARTICLE V

CUSTODY OF LOAN DOCUMENT FILES AND RELATED SERVICES

1. The Company shall be solely responsible for the servicing of all Loans. The Company shall cause all payments by or on behalf of borrowers under the Loans to be remitted to Custodian for credit to the Account.

2. The Company shall be solely responsible for maintaining all records of account activity relating to each Loan, including without limitation, all amortization schedules, records of transfer, pay-off, assignment, participation, sale, modification, termination or other changes in the Loans.

3. The Company shall, upon origination, modification or other change in any Loan, promptly deliver or cause to be delivered to Custodian all relevant Loan Documents. It is understood and agreed that Custodian will accept any file purporting to be a Loan Document File for custody hereunder “as is” and without any examination. Custodian shall have no duty or responsibility to review any Loan Document File, to determine the contents thereof or to review or inspect any Loan Document and shall rely, without independent verification, on information provided by the Company regarding the Loan Document Files. Under no circumstances will Custodian be required to issue a trust receipt (or similar instrument) with respect to the Loan Document Files or their contents. Account statements will only reflect an inventory of the Loan Document Files that Custodian holds in custody hereunder without any representation as to the contents thereof.

4. The Company shall be solely responsible for the settlement of each purchase or sale of Loans. Subject to Section 5 below, the Company shall deliver to Custodian a Certificate specifying all Loan Document Files to be received or released in connection with such purchase or sale and any other relevant information concerning the custody of the Loan Document Files relating to the affected Loans. The Company assumes full responsibility for all credit risks associated with any such sale or purchase or any loss, damage or destruction of any Loan Documents or Loan Document Files in transit.

5. No director, officer, employee or agent of the Company shall have physical access to the Loan Document Files or be authorized or permitted to withdraw any Loan Documents nor shall Custodian deliver any Loan Documents to any such person, unless such access or withdrawal has been duly authorized pursuant to Section 9 of Article III hereof.

ARTICLE VI

OVERDRAFTS OR INDEBTEDNESS

1. If Custodian should in its sole discretion advance funds on behalf of the Company which results in an overdraft (including, without limitation, any day-light overdraft) because the money held by Custodian in an Account for the Company shall be insufficient to pay the total amount payable upon a purchase of Securities or Loans as set forth in a Certificate, Written Instructions or Oral Instructions, or if an overdraft arises for some other reason, including, without limitation, because of a reversal of a conditional credit or the purchase of any currency, or if the Company is for any other reason indebted to Custodian, including any indebtedness to The Bank of New York Mellon under the Company’s Cash Management and Related Services Agreement (except a borrowing for investment or for temporary or emergency purposes using Securities as collateral pursuant to a separate agreement and subject to the provisions of Section 2 of this Article), such overdraft or indebtedness shall be deemed to be a loan made by Custodian to the Company payable within one (1) Business Day from delivery of a written demand the amount of the advance, or overdraft or indebtedness plus accrued interest at a rate ordinarily charged by Custodian to its institutional custody customers in the relevant currency. In order to secure repayment of Customer’s obligations to Custodian hereunder, Company hereby pledges and grants to Custodian a continuing lien and security interest in, and right of set-off against, all of Company’s right, title and interest in and to the Accounts and the Securities, money and other property now or hereafter held in the Accounts (including proceeds thereof), and any other property at any time held by it for the account of Company. In this regard, Custodian shall be entitled to all the rights and remedies of a pledgee and secured creditor under applicable laws, rules or regulations as then in effect.

2. If the Company borrows money from any bank (including Custodian if the borrowing is pursuant to a separate agreement) for investment or for temporary or emergency purposes using Securities held by Custodian hereunder as collateral for such borrowings, the Company shall deliver to Custodian a Certificate specifying with respect to each such borrowing: (a) the name of the bank, (b) the amount of the borrowing, (c) the time and date, if known, on which the loan is to be entered into, (d) the total amount payable to the Company on the borrowing date, (e) the Securities or Loan Document Files to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities, and (f) a statement that such loan is in conformance with the 40 Act and the Company’s prospectus. Custodian shall deliver on the borrowing date specified in a Certificate the specified collateral against payment by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the Certificate. Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. Custodian shall deliver such Securities as additional collateral as may be specified in a Certificate to collateralize further any transaction described in this Section. The Company shall cause all Securities or Loan Document Files released from collateral status to be returned directly to Custodian, and Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Company fails to specify in a Certificate or Written Instruction the name of the issuer, the title and number of shares or the principal amount of any particular Securities or to identify any particular Loan Document File to be delivered as collateral by Custodian, Custodian shall not be under any obligation to deliver any Securities or Loan Document File. Notwithstanding anything in this Agreement to the contrary, the Custodian acknowledges that the Accounts and all Securities, cash and Loan Documents credited thereto are and shall continue to be subject to a securities account control agreement entered into by/among the Custodian, Citibank, N.A. as Administrative Agent (the “SACA”) and the Company. In the event of any conflict between the provisions of this Agreement and the SACA, the provisions of the SACA shall control.

ARTICLE VII

SALE AND REDEMPTION OF SHARES

1. Whenever the Company shall sell any shares issued by the Company (“Shares”) it shall deliver to Custodian a Certificate or Written Instructions specifying the amount of money and/or Securities to be received by Custodian for the sale of such Shares.

2. Upon receipt of such money, Custodian shall credit such money to the Account in the name of the Company.

3. Except as provided hereinafter, whenever the Company desires Custodian to make payment out of the money held by Custodian hereunder in connection with a redemption of any Shares, it shall furnish to Custodian a Certificate or Written Instructions specifying the total amount to be paid for such Shares. Custodian shall make payment of such total amount to the transfer agent specified in such Certificate or Written Instructions out of the money held in the Company’s Account.

ARTICLE VIII

PAYMENT OF DIVIDENDS OR DISTRIBUTIONS

1. Whenever the Company shall determine to pay a dividend or distribution on Shares it shall furnish to Custodian Written Instructions or a Certificate setting forth the date of the declaration of such dividend or distribution, the total amount payable, and the payment date.

2. Upon the payment date specified in such Written Instructions or Certificate, Custodian shall pay out of the money held for the Company’s Account the total amount payable to the dividend agent of the Company specified therein.

ARTICLE IX

CONCERNING CUSTODIAN

1. (a) Except as otherwise expressly provided herein, Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (collectively, “Losses”), incurred by or asserted against the Company, except those Losses arising out of Custodian’s own negligence or willful misconduct. Custodian shall have no liability whatsoever for the action or inaction of any Depositories or of any Foreign Depositories, except in each case to the extent such action or inaction is a direct result of the Custodian’s failure to fulfill its duties hereunder. With respect to any Losses incurred by the Company as a result of the acts or any failures to act by any Subcustodian (other than a BNY Affiliate), (a) Custodian’s liability with respect to such acts or omissions by the Subcustodian is limited to the failure on the part of Custodian to exercise reasonable care in the selection or retention of such Subcustodian in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market and (b) Custodian shall take appropriate action to recover such Losses from such Subcustodian; and Custodian’s sole responsibility and liability to the Company shall be limited to amounts so received from such Subcustodian (exclusive of costs and expenses incurred by Custodian). In no event shall Custodian be liable to the Company or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement, nor shall Custodian or any Subcustodian be liable: (i) for acting in accordance with any Certificate or Oral Written Instructions actually received by Custodian and reasonably believed by Custodian to be given by an Authorized Person; (ii) for acting in accordance with Written Instructions without reviewing the same; (iii) for holding property in any particular country, including, but not limited to, Losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; exchange or currency controls or restrictions, devaluations or fluctuations; availability of cash or Securities or market conditions which prevent the transfer of property or execution of Securities transactions or affect the value of property; (iv) for any Losses due to forces beyond the control of Custodian, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, or interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; (v) for the insolvency of any Subcustodian (other than a BNY Affiliate), any Depository, or, except to the extent such action or inaction is a direct result of the Custodian’s failure to fulfill its duties hereunder, any Foreign Depository; or (vi) for the contents of or deficiency in any Loan Document File, or (vii) for any Losses arising from the applicability of any law or regulation now or hereafter in effect, or from the occurrence of any event, including, without limitation, implementation or adoption of any rules or procedures of a Foreign Depository, which may affect, limit, prevent or impose costs or burdens on, the transferability, convertibility, or availability of any currency or Composite Currency Unit in any country or on the transfer of any Securities, and in no event shall Custodian be obligated to substitute another currency for a currency (including a currency that is a component of a Composite Currency Unit) whose transferability, convertibility or availability has been affected, limited, or prevented by such law, regulation or event, and to the extent that any such law, regulation or event imposes a cost or charge upon Custodian in relation to the transferability, convertibility, or availability of any cash currency or Composite Currency Unit, such cost or charge shall be for the account of the Company, and Custodian may treat any account denominated in an affected currency as a group of separate accounts denominated in the relevant component currencies.

(b) Custodian may enter into subcontracts, agreements and understandings with any BNY Affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Custodian from its obligations hereunder with the effect that Custodian shall liable for Losses to the extent such Losses are caused by any BNY Affiliate’s negligence or willful misconduct.

(c) The Company agrees to indemnify Custodian and hold Custodian harmless from and against any and all Losses sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, including reasonable fees and expenses of counsel incurred by Custodian in a successful defense of claims by the Company, and any claims by a purchaser or transferee of any Loan Document File; provided however, that the Company shall not indemnify Custodian for those Losses arising out of Custodian’s own negligence or willful misconduct. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.

2. Without limiting the generality of the foregoing, Custodian shall be under no obligation to inquire into, and shall not, absent manifest error be liable for:

(a) Any Losses incurred by the Company or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Securities, or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market;

(b) The validity of the issue of any Securities purchased, sold, or written by or for the Company, the legality of the purchase, sale or writing thereof, or the propriety of the amount paid or received therefor;

(c) The legality of the sale or redemption of any Shares, or the propriety of the amount to be received or paid therefor;

(d) The legality of the declaration or payment of any dividend or distribution by the Company;

(e) The legality of any borrowing by the Company;

(f) The legality of any loan of portfolio Securities, nor shall Custodian be under any duty or obligation to see to it that any cash or collateral delivered to it by a broker, dealer or financial institution or held by it at any time as a result of such loan of portfolio Securities is adequate security for the Company against any loss it might sustain as a result of such loan, which duty or obligation shall be the sole responsibility of the Company. In addition, Custodian shall be under no duty or obligation to see that any broker, dealer or financial institution to which portfolio Securities of the Company are lent makes payment to it of any dividends or interest which are payable to or for the account of the Company during the period of such loan or at the termination of such loan;

(g) The sufficiency or value of any amounts of money and/or Securities held in any Special Account in connection with transactions by the Company; whether any broker, dealer, futures commission merchant or clearing member makes payment to the Company of any variation margin payment or similar payment which the Company may be entitled to receive from such broker, dealer, futures commission merchant or clearing member, or whether any payment received by Custodian from any broker, dealer, futures commission merchant or clearing member is the amount the Company is entitled to receive, or to notify the Company of Custodian’s receipt or non-receipt of any such payment; or

(h) Whether any Securities at any time delivered to, or held by it or by any Subcustodian, for the account of the Company are such as properly may be held by the Company under the provisions of its then current prospectus and statement of additional information, or to ascertain whether any transactions by the Company, whether or not involving Custodian, are such transactions as may properly be engaged in by the Company.

3. Custodian may, with respect to questions of law specifically regarding an Account, obtain the advice of reputable external counsel, approved by both the Custodian and the Company, such approval not to be unreasonably withheld, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

4. Custodian shall be under no obligation to take action to collect any amount payable on Securities in default, or if payment is refused after due demand and presentment.

5. Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting any Account.

6. The Company shall pay to Custodian the fees and charges as may be specifically agreed upon from time to time and such other fees and charges at Custodian’s standard rates for such services as may be applicable. The Company shall reimburse Custodian for all costs associated with the conversion of the Company’s Securities hereunder and the transfer of Securities and records kept in connection with this Agreement. The Company shall also reimburse Custodian for out-of-pocket expenses which are a normal incident of the services provided hereunder.

7. Custodian has the right to debit any cash account for any amount payable by the Company in connection with any and all obligations of the Company to Custodian. In addition to the rights of Custodian under applicable law and other agreements, at any time when the Company shall not have honored any of its obligations to Custodian, Custodian shall have the right without notice to the Company to retain or set-off, against such obligations of the Company, any Securities or cash Custodian or a BNY Affiliate may directly or indirectly hold for the account of the Company, and any obligations (whether matured or unmatured) that Custodian or a BNY Affiliate may have to the Company in any currency or Composite Currency Unit. Any such asset of, or obligation to, the Company may be transferred to Custodian and any BNY Affiliate in order to effect the above rights.

8. The Company agrees to forward to Custodian a Certificate or Written Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to Custodian. The Company agrees that the fact that such confirming Certificate or Written Instructions are not received or that a contrary Certificate or contrary Written Instructions are received by Custodian shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by Custodian. If the Company elects to transmit Written Instructions through an on-line communications system offered by Custodian, the Company’s use thereof shall be subject to the Terms and Conditions attached as Appendix I hereto. If Custodian receives Written Instructions which appear on their face to have been transmitted by an Authorized Person via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the Company understands and agrees that Custodian cannot determine the identity of the actual sender of such Written Instructions and that Custodian shall conclusively presume that such Written Instructions have been sent by an Authorized Person, and the Company shall be responsible for ensuring that only Authorized Persons transmit such Written Instructions to Custodian. If the Company elects (with Custodian’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, the Company agrees that Custodian shall not be responsible or liable for the reliability or availability of any such service.

9. The books and records pertaining to the Company which are in possession of Custodian shall be the property of the Company. Such books and records shall be prepared and maintained as required by the 40 Act and the rules thereunder. The Company, or its authorized representatives (including its independent public accountant), shall have access to such books and records during Custodian’s normal business hours for purposes of inspection and, where appropriate, audit. Upon the reasonable request of the Company, copies of any such books and records shall be provided by Custodian to the Company or its authorized representative. Upon the reasonable request of the Company, Custodian shall provide in hard copy or on computer disc any records included in any such delivery which are maintained by Custodian on a computer disc, or are similarly maintained.

10. It is understood that Custodian is authorized to supply any information regarding the Accounts which is required by any law, regulation or rule by an entity have jurisdiction over the Company now or hereafter in effect. The Custodian shall provide the Company with any report obtained by the Custodian on the system of internal accounting control of a Depository, and with such reports on its own system of internal accounting control as the Company may reasonably request from time to time.

11. Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Custodian in connection with this Agreement.

ARTICLE X

TERMINATION

1. Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) calendar days after the date of giving of such notice. In the event such notice is given by the Company, it shall be accompanied by a copy of a resolution of the board of the Company, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating a successor custodian or custodians, each of which shall be a bank or trust company qualified to act as custodian pursuant to the requirements of the 40 Act. In the event such notice is given by Custodian, the Company shall, on or before the termination date, deliver to Custodian a copy of a resolution of the board of the Company, certified by the Secretary or any Assistant Secretary, designating a successor custodian or custodians. In the absence of such designation by the Company, Custodian may designate a successor custodian, which shall be a bank or trust company qualified to act as custodian pursuant to the requirements of the 40 Act. Upon the date set forth in such notice this Agreement shall terminate, and Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Securities, Loan Document Files and money then owned by the Company and held by it as Custodian, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

2. If a successor custodian is not designated by the Company or Custodian in accordance with the preceding Section, the Company shall upon the date specified in the notice of termination of this Agreement and upon the delivery by Custodian of all Securities and Loan Document Files (other than Securities which cannot be delivered to the Company) and money then owned by the Company be deemed to be its own custodian and Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities which cannot be delivered to the Company to hold such Securities hereunder in accordance with this Agreement.

ARTICLE XI

MISCELLANEOUS

1. The Company agrees to furnish to Custodian a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Custodian shall be fully protected in acting upon Certificates or Oral Instructions of such present Authorized Persons.

2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to Custodian, shall be sufficiently given if addressed to Custodian and received by it at its offices at One Wall Street, New York, New York 10286, or at such other place as Custodian may from time to time designate in writing.

3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Company shall be sufficiently given if addressed to the Company and received by it at its offices at the address specified immediately below, or at such other place as the Company may from time to time designate in writing:

Solar Capital LTD.

Attention: Chief Financial Officer

500 Park Avenue, 5th Floor

New York, NY 10022

Phone Number: (212) 993-1669

4. Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

5. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any exclusive jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties, except that any amendment to the Schedule I hereto need be signed only by the Company and any amendment to Appendix I hereto need be signed only by Custodian. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

6. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Company and Custodian hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Company and Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

7. The Company hereby acknowledges that Custodian is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Custodian must obtain, verify and record information that allows Custodian to identify the Company. Accordingly, prior to opening an Account hereunder Custodian will ask the Company to provide certain information including, but not limited to, the Company’s name, physical address, tax identification number and other information that will help Custodian to identify and verify the Company’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. The Company agrees that Custodian cannot open an Account hereunder unless and until Custodian verifies the Company’s identity in accordance with its CIP.

8. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the Company and Custodian have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

SOLAR CAPITAL LTD.

By:
Name:	Nicholas Radesca
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON

By:
Name:
Title: